Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

TO INDENTURE DATED JUNE 10, 1994

The SECOND SUPPLEMENTAL INDENTURE dated as of November 13, 2013 is executed by and between KEYCORP, a corporation duly organized and existing under the laws of the State of Ohio (the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, formerly known as Bankers Trust Company, a New York banking corporation duly organized and existing under the laws of the State of New York acting as trustee (the “Trustee”) under that certain Indenture dated as of June 10, 1994 between the Company and the Trustee, as thereby amended pursuant to a First Supplemental Indenture dated as of November 14, 2001 (as amended, the “Indenture”).

WHEREAS, pursuant to the Indenture the Company issues senior debt securities from time to time (the “Debt Securities”);

WHEREAS, Section 901 of the Indenture provides that, without the consent of any Holders of Debt Securities or coupons, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of making any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of Debt Securities of such series in any material respect;

WHEREAS, the Company desires to modify the Indenture with respect to which authorized officers may execute certain documents and instruments described in the Indenture;

WHEREAS, such amendment will not adversely affect the interests of the Holders of the Debt Securities of any Outstanding series of Debt Securities in any material respect;

WHEREAS, the Company has authorized the execution and delivery of this Second Supplemental Indenture; and

WHEREAS, all other conditions precedent to the execution and delivery of this Second Supplemental Indenture have been satisfied.

NOW, THEREFORE, the Company and the Trustee hereby agree as follows:

ARTICLE I

Amendments

Section 1.01. The definitions of “Company Request” or “Company Order” and “Officers’ Certificate” in Section 101 of the Indenture are hereby amended and restated as follows:

““Company Request” or “Company Order” means, respectively, a written request or order signed in the name of the Company by a Chairman of the Board, a Vice Chairman of the Board, its President or a Vice President, its Chief Financial Officer, its Treasurer or an Assistant Treasurer, and by its Secretary or an Assistant Secretary, or any other officer of the Company customarily performing functions similar to those performed by any of the above designated officers, and delivered to the Trustee in accordance with Section 105 hereof.”

““Officers’ Certificate” means a certificate signed by the Chairman of the Board, a Vice Chairman of the Board, the President or a Vice President, the Chief Financial Officer, the Treasurer or an Assistant Treasurer, and by the Secretary or an Assistant Secretary, of the Company, or any other officer of the Company customarily performing functions similar to those performed by any of the above designated officers, and delivered to the Trustee in accordance with Section 105 hereof. One of the officers signing an Officers’ Certificate given pursuant to Section 1005 shall be the principal executive, financial or accounting officer of the Company.”

Section 1.02. The first sentence of Section 303 of the Indenture is hereby amended and restated as follows:

“The Securities and any coupons appertaining thereto shall be executed on behalf of the Company by its Chairman of the Board, or one of its Vice Chairman of the Board, its President or one of its Vice Presidents, its Chief Financial Officer, its Treasurer or one of its Assistant Treasurers, or any other officer of the Company customarily performing functions similar to those performed by any of the above designated officers, under its corporate seal reproduced thereon, and attested by its Secretary or one of its Assistant Secretaries.”

ARTICLE II

Miscellaneous

Section 2.01. The Indenture as amended or modified by this Second Supplemental Indenture is ratified and confirmed in all respects and the Indenture as so amended shall be read, taken and construed as one and the same instrument. This Second Supplemental Indenture shall become effective upon execution and delivery hereof by all parties hereto.

Section 2.02. This Second Supplemental Indenture may be executed in any number of counterparts, each of which counterparts together shall constitute one and the same instrument. All capitalized terms not otherwise defined here shall have the meanings defined in the Indenture.

Section 2.03. The Trustee accepts the modification of the Indenture affected by this Second Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the accuracy of the recitals contained herein, which recitals shall be taken as the statements of the Company.

Section 2.04. If and to the extent that any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision included in this Second Supplemental Indenture, or in the Indenture, which provision is required to be included in this Second Supplemental Indenture or the Indenture, as applicable, by any of the provisions of Sections 310 to 317, inclusive, of the Trust Indenture Act, such required provision shall control.

Section 2.05. This Second Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of said State.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed this Second Supplemental Indenture as of the date first above written.

KEYCORP

By:	/s/ Michelle L. Potter
	Name:	Michelle L. Potter
	Title:	Vice President and Assistant Secretary

ATTEST:

/s/ Frank Esposito

DEUTSCHE BANK TRUST COMPANY AMERICAS
By:	DEUTSCHE BANK NATIONAL TRUST COMPANY

	By:	/s/ Jeffrey Schoenfeld
		Name:	Jeffrey Schoenfeld
		Title:	Assistant Vice President

	By:	/s/ Kelvin Vargas
		Name:	Kelvin Vargas
		Title:	Associate

ATTEST:

/s/ Kenneth R. Ring

Signature Page to Second Supplemental Indenture